Exhibit 10.2

FOURTH AMENDED AND RESTATED
REVOLVING TERM NOTE

$20,580,000	Greenwood Village, Colorado
December 18, 2020

FOR VALUE RECEIVED, PACIFIC ETHANOL PEKIN, LLC, a limited liability company organized and existing under the laws of Delaware (the “Company”), hereby promises to pay to the order of COMPEER FINANCIAL, PCA, successor by merger to 1st Farm Credit Services, PCA (which, together with its endorsees, successors, and assigns, is referred to herein as the “Bank”), at the office of CoBank, ACB (the “Agent”) located at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111 (or at such other place of payment designated by the holder hereof to the Company), the lesser of (i) the principal sum of TWENTY MILLION FIVE HUNDRED EIGHTY THOUSAND DOLLARS ($20,580,000) as reduced on the dates set forth in Section 1 below (as so reduced, the “Revolving Term Commitment”), or (ii) the aggregate unpaid principal balance of all Revolving Term Loans made under the Revolving Term Commitment by the Bank to or for the benefit of the Company pursuant to that Credit Agreement, dated as of December 15, 2016, between the Company, the Bank and the Agent (as amended, restated, modified or supplemented from time to time, the “Agreement”), in lawful money of the United States of America in immediately available funds, payable together with interest thereon, as set forth below, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, and without set-off, counterclaim or other deduction of any nature at the earlier of February 20, 2022 (the “Revolving Term Facility Expiration Date”), or as otherwise set forth below or in the Agreement. Capitalized terms not otherwise defined in this Fourth Amended and Restated Revolving Term Note (as amended, restated, modified, supplemented, replaced, refinanced or renewed from time to time, this “Note”) shall have the respective meanings ascribed to them by the Agreement, including Annex A thereto, and the Rules of Construction set forth in such Annex A shall apply to this Note. This Note amends and restates, but does not constitute payment of the indebtedness, evidenced by, the Third Amended and Restated Revolving Term Note, dated as of December 20, 2019 (“Existing Note”), by the Company to the order of the Bank, which evidenced a Revolving Term Commitment in the amount of $32,000,000; provided that, if for any reason the December 2020 Paydown Amount is not received by Agent in accordance with the Ninth Amendment, then this Note shall not become effective and the Existing Note shall remain in full force and effect.

1. Commitment Reductions.

(a) The Company shall have the right, in its sole discretion, to permanently reduce the Revolving Term Commitment by giving the Agent ten (10) days’ prior written notice; provided that no Event of Default or Default has occurred or would result therefrom. Any such permanent reduction by the Company shall be made in increments of $500,000.

(b) Pursuant to Section 1(a) above, Company has requested, and Agent and Lender have agreed, that the Revolving Term Commitment be permanently reduced from $32,000,000 to $20,580,000. Pursuant to Section 1(a) of the ICP Revolving Term Note, ICP has requested, and the ICP Agent and the ICP Lenders have agreed, that the ICP Revolving Term Commitment be reduced from $18,000,000 to $9,420,000. After giving effect to such reductions, the aggregate amount of the Revolving Term Commitment and ICP Revolving Term Commitment shall be $30,000,000.

(c) Following the earlier of (x) the date that the Senior Notes have been repaid in full and are no longer in effect, or (y) the date that the Senior Noteholders approve the changes described in this Section 1(c) (such earlier date, the “Trigger Date”), the Revolving Term Commitment and ICP Revolving Term Commitment shall be reduced (together with any required prepayment of the Revolving Term Loans and ICP Revolving Term Loans) as hereinafter described. The Revolving Term Commitment and ICP Revolving Term Commitment shall be reduced (together with any required prepayment of the Revolving Term Loans and ICP Revolving Term Loans) on a pro rata basis (based upon the amount of the Revolving Term Commitment and ICP Revolving Term Commitment) commencing with twentieth (20th) day of the first month following the month in which the Trigger Date occurs and continuing on the twentieth (20th) day of each month thereafter, in the amounts determined by reference to Exhibit B to this Note; provided that, if not sooner reduced to zero the Revolving Term Commitment and ICP Revolving Term Commitment shall be reduced to zero on February 20, 2022 and any outstanding Revolving Term Loans and ICP Revolving Term Loans outstanding on February 20, 2022 shall be repaid in full on such date together any accrued interest thereon. For example, if the Trigger Date occurs in February of 2021, then the Revolving Term Commitment and ICP Revolving Term Commitment would be reduced each month, commencing on March 20, 2021 and continuing on the twentieth (20th) day of each month thereafter, by the amounts of $1,715,000 and $785,000, respectively; provided that, if not sooner reduced to zero the Revolving Term Commitment and ICP Revolving Term Commitment shall be reduced to zero on February 20, 2022.

(d) Agent, and by its acceptance of this Note, the Lender, hereby waive the requirements of ten (10) days’ prior written notice and reduction increments of $500,000 set forth in this Section 1(a) above solely in connection with the reductions of the Revolving Term Commitment described in Sections 1(b) and 1(c) above.

2. Principal Payments and Prepayments. Payments and prepayments of principal shall be due and payable as set forth in the Agreement and this Note. The entire remaining indebtedness evidenced by this Note, if not sooner paid in accordance with the terms of the Agreement or this Note, shall be due and payable on the Revolving Term Facility Expiration Date. If at any time, the aggregate principal amount of Revolving Term Loans outstanding exceeds the Revolving Term Commitment at such time, the Company shall immediately notify the Agent and shall immediately prepay the principal amount of the outstanding Revolving Term Loans in an amount sufficient to eliminate such excess.

3. Purpose of Revolving Term Facility. The proceeds of the Revolving Term Facility shall be used to refinance the existing indebtedness of the Company and provide Working Capital for the Company, and the Company shall use the Revolving Term Loans for no other purpose.

4. Unused Commitment Fee. Accruing from the date hereof until the Revolving Term Facility Expiration Date, the Company agrees to pay to the Agent a nonrefundable commitment fee (the “Unused Commitment Fee”) equal to 0.75% per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) multiplied by the average daily positive difference between the amount of (i) the Revolving Term Commitment minus (ii) the aggregate principal amount of all Revolving Term Loans then outstanding. All Unused Commitment Fees shall accrue to the first day of each month and be payable monthly in arrears on the 20th day of each month hereafter and on the Revolving Term Facility Expiration Date.

5. Interest Payments. The Company hereby further promises to pay to the order of the Agent, at the times and on the dates provided in the Agreement, interest on the unpaid principal amount of the Revolving Term Loans from the date hereof until the Payment in Full of all of the Revolving Term Loans at the rate or rates comprising the Interest Rate Option(s) (defined below), which the Company shall select in accordance with the terms hereof to apply to each Revolving Term Loan, it being understood that, subject to the provisions of this Note and the Agreement, the Company may select different Interest Rate Options to apply to the Revolving Term Loans and may convert to or renew one or more Interest Rate Options with respect to any one or more of the Revolving Term Loans; provided that in the event the Company shall fail to timely select an Interest Rate Option to apply to any one or more Revolving Term Loans, such Revolving Term Loans shall bear interest at the LIBOR Index Option, and provided further that if an Event of Default or Default exists and is continuing, the Company may not request, convert to, or renew the Quoted Rate Option for any Revolving Term Loans, and the Agent may demand that all existing Revolving Term Loans bearing interest under the Quoted Rate Option shall be converted immediately to the LIBOR Index Option, and the Company shall be obligated to pay the Agent any indemnity, costs, and expenses arising in connection with such conversion.

6. Interest Rate Options. The Company shall have the right to select from the following interest rate options with respect to the Revolving Term Loans (each, an “Interest Rate Option”): (a) upon the selection of a LIBOR Index Option, the LIBOR Index Rate with a LIBOR Index Spread of 7.00% per annum (the “LIBOR Index Spread”) or (b) upon the selection of a Quoted Rate Option, the Quoted Rate with such Quoted Rate to remain fixed for such period as is confirmed to the Company by the Agent.

7. Revolving Term Loans; Limitations. Under the Quoted Rate Option, a Quoted Rate may be fixed on such balance and for such period, and shall be subject to such rules and requirements as may be established by the Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period hereunder shall be 365 days; (2) at no time shall more than 10 Revolving Term Loans to which the Quoted Rate Option applies be outstanding at any one time; and (3) amounts may be fixed in increments of $500,000 or integral multiples thereof. The Agent’s determination of the Quoted Rate shall be conclusive and binding upon the Company absent manifest error.

8. Revolving Term Loan Requests. Subject to the terms and conditions of this Note and the Agreement, the Company may prior to the Revolving Term Facility Expiration Date request the Bank to make Revolving Term Loans and the Company may from time to time prior to the Revolving Term Facility Expiration Date request the Agent to renew or convert the Interest Rate Option applicable to an existing Revolving Term Loan, by delivering, in accordance with the notice provisions of the Agreement, to the Agent not later than 12:00 noon (Denver time),

(a) the same Business Day as the proposed Business Day of borrowing with respect to a Revolving Term Loan to which the LIBOR Index Option will apply, and (b) the same Business Day as the proposed Business Day of borrowing with respect to a Revolving Term Loan to which the Quoted Rate Option will apply or the last day of the preceding Quoted Rate period with respect to the conversion to or renewal of the Quoted Rate Option for a Revolving Term Loan, a duly completed request therefor substantially in the form of Exhibit A hereto (or a request made by CoLink or by telephone, but subject to the same deadline and containing substantially the same information, and in the case of a telephone request, immediately confirmed in writing substantially in the form of Exhibit A and delivered in accordance with the terms hereof) by physical delivery, facsimile, or electronic mail (each such request, whether telephonic or written and regardless how delivered, a “Revolving Term Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Revolving Term Loan Request shall be irrevocable and shall specify the amount of the proposed Revolving Term Loan, the Interest Rate Option to be applicable thereto, and, if applicable, the Quoted Rate period therefor (each Quoted Rate applicable to a Revolving Term Loan shall remain fixed for such period as is confirmed to the Company by the Agent), which amounts shall be in integral multiples of $500,000 for each Revolving Term Loan under the Quoted Rate Option. All notices and requests hereunder shall be given, and all borrowings and all conversions or renewals of Interest Rate Options shall occur, only on Business Days.

9. Incomplete Revolving Term Loan Requests; Consequences. If no Interest Rate Option is timely selected when a Revolving Term Loan is requested or with respect to the end of any applicable Quoted Rate period for a Revolving Term Loan or prior to a requested conversion to a Quoted Rate Option for a Revolving Term Loan previously subject to a different Interest Rate Option, the Company shall be deemed to have selected a LIBOR Index Option for such Revolving Term Loan. In no event shall the interest rate(s) applicable to principal outstanding hereunder exceed the maximum rate of interest allowed by applicable Law, as amended from time to time; any payment of interest or in the nature of interest in excess of such limitation shall be credited as a payment of principal unless the Company requests the return of such amount.

10. Miscellaneous.

(a) This Note is the Revolving Term Note referred to in, and is entitled to the benefits of, the Agreement and the other Loan Documents referred to therein. Reference is made to the Agreement for a description of the relative rights and obligations of the Company, the Bank and the Agent, including rights and obligations of prepayment, collateral securing payment hereof, Events of Default, and rights of acceleration of maturity upon the occurrence of an Event of Default.

(b) No delay on the part of the holder hereof in exercising any of its options, powers, or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The options, powers, and rights specified herein of the holder hereof are in addition to those otherwise created or permitted by Law, the Agreement, and the other Loan Documents. There are no claims, set-offs, or deductions of any nature as of the date hereof that could be made or asserted by the Company against the Bank and / or the Agent or against any amount due or to become due under this Note; all such claims, set-offs, or deductions are hereby waived by the Company.

(c) Delivery of an executed signature page of this Note by telecopy or email (as a .pdf attachment thereto or otherwise) shall be as effective as delivery of a manually executed counterpart of this Note, but shall in any event be promptly followed by delivery of the original manually executed signature page (provided, however, that the failure to do so shall in no event adversely affect the rights of the Bank and / or the Agent hereunder whatsoever). THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF and intending to be legally bound hereby, the Company has executed this Note as of the date hereof by its duly Authorized Officer.

PACIFIC ETHANOL PEKIN, LLC
By:	/s/ Bryon T. McGregor
Name:	Bryon T. McGregor
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

COBANK, ACB

By:	/s/ Corey North
Name:	Corey North
Title:	Assistant Corporate Secretary

[Fourth Amended and Restated Revolving Term Note Signature Page]

EXHIBIT A

FORM OF REVOLVING TERM LOAN REQUEST

[______________], 20[__]

To: CoBank, ACB (the “Agent”)

Attn: Loan Administration

Email: cobankloanaccounting@cobank.com

From: Pacific Ethanol Pekin, LLC (the “Company”)

Re: Credit Agreement (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), dated as of December 15, 2016, between the Company, Compeer Financial, PCA, successor by merger to 1st Farm Credit Services, PCA, as Lender, and the Agent

Pursuant to Section 2.2(a) of the Credit Agreement, the Company hereby gives notice of its desire to receive a Revolving Term Loan in accordance with the terms set forth below (all capitalized terms used herein and not defined herein shall have the meaning given them in the Credit Agreement):

(a)	The Revolving Term Loan requested pursuant to this Revolving Term Loan Request shall be made on [__________], 20[__].

(b)	The aggregate principal amount of the Revolving Term Loan requested hereunder is [__________] Dollars ($[__________]).

(c)	The Revolving Term Loan requested hereunder shall initially bear interest at the [select one]:

☐ LIBOR Index Option; or

☐ Quoted Rate Option.

PACIFIC ETHANOL PEKIN, LLC

By:
Name:
Title:

EXHIBIT B

REVOLVING TERM LOAN COMMITMENT REDUCTIONS

(See Attached)